Exhibit 5.1

505 Montgomery Street, Suite 2000
San Francisco, California 94111-2562
Tel: (415) 391-0600 Fax: (415) 395-8095
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
May 8, 2006	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
The Spectranetics Corporation	Moscow	Tokyo
96 Talamine Court	New Jersey	Washington, D.C.
Colorado Springs, CO 80907-5186

File No. 020736-0011

Re:	The Spectranetics Corporation;
3,600,000 shares of Common Stock, par value $0.001 per share;
Registration Statement No. 333-06971 and No. 333-133784.
Ladies and Gentlemen:
     We have acted as counsel to The Spectranetics Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,600,000 shares of common stock, $0.001 par value per share (including any shares of such stock that may be issued pursuant to Rule 462(b), the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 27, 1996 (File No. 333–06971) (as amended, the “Original Registration Statement”), a registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act, filed with the Commission on May 4, 2006 (File No. 333-133784) (as amended, the “462(b) Registration Statement” and, together with the Original Registration Statement, the “Registration Statement”) and an underwriting agreement dated May 4, 2006 (the “Underwriting Agreement”), between the Company and Jefferies & Company, Inc., as representative of the several Underwriters (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement dated May 4, 2006 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus”), other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and, when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of

May 8, 2006

federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 8, 2006 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
                 /s/ Latham & Watkins LLP